CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 147 to the Registration Statement (No. 2-67052) on Form N-1A of Forum Funds of our reports dated May 21, 2004, appearing in the annual reports of Investors Bond Fund, TaxSaver Bond Fund, Payson Total Return Fund, Payson Value Fund, Shaker Fund and Austin Global Equity Fund for the year ended March 31, 2004, in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 29, 2004